Exhibit 99.1

Antero Resources Announces 2015 Capital Budget and Guidance

DENVER, Colorado, January 20, 2015—Antero Resources Corporation (NYSE: AR) (“Antero” or the “Company”) today announced its 2015 capital budget and guidance.

Capital Budget and Guidance Highlights:

•                  Initial capital budget for 2015 is $1.8 billion, a 41% reduction from the 2014 capital budget of $3.05 billion

•                  Drilling and completion budget for 2015 is $1.6 billion, a 33% reduction from the 2014 capital budget of $2.4 billion

•                  Plan to operate an average of 14 drilling rigs between the Marcellus and Utica Shale plays in 2015, down from 21 at year-end 2014

•                  Plan to complete 130 horizontal Marcellus and Utica wells in 2015, down from 179 in 2014

•                  Net daily production for 2015 is projected to average 1.4 Bcfe/d, an approximate 40% increase over 2014’s average net daily production of 1.0 Bcfe/d

•                  Net daily liquids production for 2015 is projected to average 37,000 Bbl/d (16% of total production)

Antero plans to execute a drilling program in 2015 supported by the following key attributes:

•                  Attractive per unit development costs and well economics in the core of the rich gas Marcellus and Utica Shale plays

•                  Diversified firm transportation portfolio enabling Antero to price over 70% of its natural gas production at currently favorable  TCO, Chicago and Gulf Coast indices

•                  1.8 Tcfe hedge position with a mark-to-market value of approximately $1.6 billion at December 31, 2014

Commenting on the 2015 capital budget and guidance, Paul Rady, Antero’s Chairman and CEO, said, “Despite the challenging commodity price environment, Antero is well positioned to continue executing on our development program and achieve peer-leading growth and margins.  Our ability to generate production growth of 40%, while materially reducing the 2015 drilling and completion budget, is a testament to the momentum established and efficiencies attained from having the largest development program in Appalachia.”

Mr. Rady further commented, “Our production and capital budget guidance assumes the deferral of completions in the Marcellus during the second and third quarters of 2015 in order to limit natural gas volumes sold into unfavorable pricing markets including TETCO and Dominion South.  Based on our projections for 2015, we will not have access to favorable markets for Marcellus gas in excess of the volumes included in our guidance until the previously disclosed regional pipeline project is placed into service, which is currently projected to be in the fourth quarter of 2015.  Consequently, we have adjusted our Marcellus plan so that we can sell the vast majority of our gas into more favorable markets.  We will continue to monitor commodity prices throughout the year and may revise the capital budget lower if conditions warrant.”

2015 Capital Budget

Antero’s initial capital budget for 2015 includes $1.6 billion for drilling and completion, $50 million for fresh water distribution infrastructure, and $150 million for core leasehold acreage acquisitions.  Antero’s capital budget excludes Antero Midstream’s (NYSE: AM) $425 million to $450 million capital budget relating to high and low pressure gathering pipelines and compressor stations.  Antero Midstream announced its 2015 capital budget and guidance today in a separate news release, which can be found at www.anteromidstream.com.

The $1.6 billion drilling and completion budget represents a 33% reduction in drilling and completion capital as compared to the 2014 budget.  The budget decrease is primarily driven by continuing capital efficiency improvements, a reduction in rig count and the deferral of 50 Marcellus well completions, which were previously scheduled to occur during the second and third quarters of 2015, into 2016.

Antero has implemented 2015 well cost reduction measures and continues to improve development efficiencies of its resource contained in its 543,000 net acre core position in Appalachia.  The primary 2015 cost reduction measures and development efficiencies are detailed as follows:

•                  Reduced service costs related to current industry trends

•                  Reduced drilling days per well

•                  Increased average wells per pad drilled

•                  Increased lateral lengths

•                  Reduced completion stage lengths

•                  Eliminated drilling in step out areas that do not have existing midstream infrastructure and access to currently favorable natural gas markets

Approximately 60% of the drilling and completion budget is allocated to the Marcellus Shale and the remaining 40% is allocated to the Utica Shale.  During 2015, Antero plans to operate an average of nine drilling rigs in the Marcellus Shale in West Virginia and five drilling rigs in the Utica Shale in Ohio.  The Company expects to complete approximately 80 horizontal wells in the Marcellus Shale and 50 horizontal wells in the Utica Shale.

In 2015, Antero plans to continue consolidating acreage in the core of the southwestern Marcellus rich gas play and the core of the Utica rich gas play in southern Ohio.  However, given the current commodity price environment, Antero has reduced its 2015 land budget by $300 million, or 67%, to $150 million for 2015.  Consistent with historical practices, the Company does not budget for acquisitions.

The 2015 fresh water distribution infrastructure budget of $50 million has been reduced by 75% from the 2014 water infrastructure budget of $200 million.  The 2015 budget includes the addition of 78 miles of pipeline and eight fresh water storage impoundments to Antero’s fresh water distribution system.  Since Antero has completed the majority of the main water trunklines within its consolidated acreage position, the 2015 water distribution infrastructure budget is focused on extensions to the existing system to accommodate the Company’s development program.

The following is a comparison of the 2014 capital budget to the 2015 capital budget.

($ in MM)
Budget Comparison	2014	2015	% Change

Drilling & Completion	$2,400	$1,600	(33)%
Water Infrastructure	200	50	(75)%
Land	450	150	(67)%
Total Capital Budget	$3,050	$1,800	(41)%
Average Operated Drilling Rigs	21	14	(33)%
Operated Wells Completed	179	130	(27)%

The 2015 capital budget is expected to be fully funded through internally generated operating cash flow and available borrowing capacity within Antero’s existing bank credit facility.

2015 Guidance

Antero’s 2015 net daily production, including liquids, is expected to average 1.4 Bcfe/d which represents an approximate year over year increase of 40% compared to 2014 average net production of 1.0 Bcfe/d.  Net liquids production is expected to increase to an average of 37,000 Bbl/d in 2015, primarily driven by increasing development of rich gas areas of the southwestern core in the Marcellus Shale and the rich gas core of the Utica Shale.  NGL production guidance assumes that Antero continues to reject ethane, leaving it in the gas stream to be sold at gas Btu value.

Assuming the execution of the $1.6 billion drilling and completion capital plan discussed above, the Company is using the following key assumptions in its projections for 2015:

Net Daily Production (MMcfe/d)	1,400

Net Residue Natural Gas Production (MMcf/d)	1,175

Net NGL Production (Bbl/d)	33,000

Net Oil Production (Bbl/d)	4,000

Cash Production Expense ($/Mcfe)(1)	$1.50 – $1.60

Marketing Expense, Net of Marketing Revenue ($/Mcfe)	$0.20 – $0.30

G&A Expense ($/Mcfe)	$0.23 – $0.27

Natural Gas Realized Price Differential to Nymex Henry Hub Before Hedging ($/Mcf)(2)(3)	$(0.20) – $(0.30)

Oil Realized Price Differential to Nymex WTI Before Hedging ($/Bbl)(2)	$(12.00) – $(14.00)

Natural Gas Liquids Realized Price (% of Nymex WTI) (2)	48% – 52%

Net Income Attributable to Non-Controlling Minority Interest ($MM)(4)	$23 – $27

(1)         Includes lease operating expenses, gathering, compression, transportation expenses and production taxes

(2)         Based on current strip pricing as of January 19, 2015

(3)         Includes Btu upgrade as Antero’s processed tailgate and unprocessed dry gas production is greater than 1000 Btu on average

(4)         Associated with the approximate 30% ownership interest in Antero Midstream Partners LP held by the public

Commodity Price Sensitivity

Including Antero’s substantial hedge position, and based on commodity prices as of January 19, 2015, a $0.50/MMBtu change in Nymex Henry Hub, assuming regional basis prices maintain the current relationship to Nymex Henry Hub, results in an estimated change to 2015 EBITDA of less than $1 million.  Similarly, a $10.00/Bbl change to Nymex WTI, assuming NGLs maintain the current price relationship to Nymex WTI, results in an estimated change to 2015 EBITDA of $30 million.

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. The Company’s website is located at www.anteroresources.com.

This release includes “forward-looking statements”.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements.  All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Nothing in this press release is intended to constitute guidance with regard to Antero Midstream Partners LP.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in Antero’s Annual Report on Form 10-K for the year ended December 31, 2013.

For more information, contact Michael Kennedy  - VP Finance, at (303) 357-6782 or mkennedy@anteroresources.com.